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                                                                   EXHIBIT 10.1

                                  LETTER OF INTENT


                                 December 20, 1999

Ubarter.com Inc.
21400 International Blvd., Suite 207
Seattle, WA  98198
Attn: Steven M. White

          RE:  PROPOSAL TO ACQUIRE UBARTER.com INC.

Dear Steven:

     The purpose of this letter (this "LETTER") is to set forth certain nonbinding understandings and certain binding agreements among ShopNow.com Inc., a Washington corporation ("PROSPECTIVE BUYER"), Ubarter.com Inc., a Nevada corporation (the "COMPANY"), and shareholders of the Company who are signatories to this Letter (the "KEY SHAREHOLDERS"), as of the date shown above (the "EFFECTIVE DATE"), with respect to the possible acquisition of the Company by the Prospective Buyer on the terms set forth below.

                           PART ONE--NONBINDING PROVISIONS

     The following numbered paragraphs of this Letter (collectively, the "NONBINDING PROVISIONS") reflect our mutual understanding of the matters described in them, but each party acknowledges that the Nonbinding Provisions are not intended to create or constitute any legally binding obligation among Prospective Buyer, the Company and the Key Shareholders, and none of Prospective Buyer, the Company or the Key Shareholders shall have any liability to the other parties with respect to the Nonbinding Provisions unless and to the extent that they are embodied in a fully integrated definitive agreement (the "DEFINITIVE AGREEMENT"), and other related documents, which are prepared, authorized, executed and delivered by and among all parties. If the Definitive Agreement is not prepared, authorized, executed or delivered for any reason, no party to

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this Letter shall have any liability to any other party to this Letter based upon, arising from, or relating to the Nonbinding Provisions.

1.   BASIC TRANSACTION

     a. Prospective Buyer would acquire the equity of the Company as of the closing of the proposed transaction. The parties intend that the closing of the proposed transaction (the "CLOSING") would occur three business days after the later to occur of (i) the date the Form S-4 (as defined below) is declared effective by the Securities and Exchange Commission (the "COMMISSION") and (ii) the date the shareholders of the Company approve the proposed transaction.

     b. The structure and form of the transaction will be mutually agreeable to the parties, provided that the parties currently intend that the transaction will qualify for treatment as a tax-free transaction under the Internal Revenue Code of 1986, as amended.

2.   PROPOSED PURCHASE PRICE; REGISTRATION OF SECURITIES; ASSUMPTION OF
     DEBT

     Based on the information known to Prospective Buyer on the date hereof, the total consideration for the Company would be $45 million, subject to adjustment as provided below (the "PURCHASE PRICE"). The Purchase Price less the total amount of the Closing Liabilities (as defined below) would be paid to the holders of equity securities of the Company (the "SHAREHOLDERS") at the Closing through the issuance by Prospective Buyer of shares of Prospective Buyer's Common Stock valued at the Per Share Stock Price.

     For purposes of this Letter, (a) "PER SHARE STOCK PRICE" shall mean the lower of (i) $20 or (ii) the average daily closing sales price of Prospective Buyer's Common Stock as reported on the Nasdaq National Market ("NASDAQ") on each of the ten trading days immediately prior to the execution of the Definitive Agreement (the "TEN DAY AVERAGE PRICE") and (b) "CLOSING LIABILITIES" shall mean all liabilities, debts or obligations, contingent or otherwise, existing as of the Closing, the value of which would not exceed the Purchase Price, including without limitation, all outstanding indebtedness to (1) Astra Ventures LLC, (2) certain employees of the Company based on change of control provisions in such employees' respective employment agreements,


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(3) Alpine Capital for approximately $1 million, (4) the Company's COO for approximately $250,000 as an earn-out under an agreement between the Company and such officer, (5) Momentous Inc. Pension and Trust for approximately $100,000 and (6) various lessors, lenders and vendors for approximately $100,000 (in the aggregate) created in connection with the execution of miscellaneous leases and other agreements; provided, however, that "Closing Liabilities" shall not include, in each case existing at the Closing, (x) any outstanding indebtedness and accrued interest under the Bridge Financing (as defined below), (y) any payables or accrued expenses incurred in the ordinary course of business (provided such payables and accrued expenses do not exceed in the aggregate $225,000) and (z) any trade dollar liabilities (noncash/barter). All Closing Liabilities payable at the Closing, including, but not limited to, (A) $1.35 million to Astra Ventures LLC, which amount is payable 50% in cash and 50% through the issuance of shares of Prospective Buyer's Common Stock and (B) $750,000 payable to certain employees based on change of control provisions in such employees' respective employment agreements, will be paid by Prospective Buyer at Closing.

     The number of shares of Prospective Buyer's Common Stock issued to the Shareholders in the proposed transaction would be appropriately decreased to reflect the intrinsic value of any warrants or options assumed by Prospective Buyer or for which replacement options or warrants with equivalent economic benefits are issued by Prospective Buyer. At the Closing, Prospective Buyer would grant warrants to purchase 20,000 shares of Prospective Buyer's Common Stock in exchange for the cancellation of that certain promissory note issued by the Company for the benefit of Momentus Inc. Pension and Trust. Such warrants would have a one year term and an exercise price equal to the closing sales price of Prospective Buyer's Common Stock as reported on Nasdaq on the trading day immediately preceding the date of the issuance of such warrants.

     In addition, options to purchase 600,000 shares of Prospective Buyer's Common Stock would be available under Prospective Buyer's stock option plan, or other arrangement, for the following distribution: (i) 250,000 to Liad Meidar ("MEIDAR") and (ii) the remaining 350,000 to those employees of the Company who are offered employment and agree to be employed by Prospective Buyer or its subsidiaries or affiliates after the Closing (collectively, the "RETAINED EMPLOYEES") in amounts mutually acceptable to the Company and Prospective Buyer. Such options would have an exercise price equal to the lower of (i) $18 or (ii) 90% of the Ten Day Average Price.


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One-third of such options would vest on the one-year anniversary of the
Closing, with the remaining balance of the options vesting on a quarterly basis over the remaining two-year period.

     The shares of Prospective Buyer's Common Stock issued at the Closing will be registered under a Registration Statement on Form S-4 (the "FORM S-4"), which the Company and Prospective Buyer intend to file with the Commission by February 15, 2000. Shares issued upon exercise of options described above that are granted under Prospective Buyer's stock option plans to Retained Employees will be included in one of Prospective Buyer's Form S-8 currently on file with the Commission.

     A mutually agreeable treatment of the options and warrants to purchase shares of the Company's equity securities outstanding immediately prior to the Closing (i.e., assumption or substitution of substantially equivalent options for Prospective Buyer's Common Stock) would be determined after Prospective Buyer has completed its due diligence review of the Company. Such treatment will be reflected in the Definitive Agreement.

     Subject to any preference of the holders of preferred stock of the Company, the number of shares comprising the Purchase Price, and each component thereof, would be divided among the Shareholders pro rata in accordance with their respective ownership of the equity securities of the Company.

3.   DUE DILIGENCE

     Immediately upon execution of this Letter, Prospective Buyer will commence its due diligence investigation of the prospects, business, assets, contracts, rights, liabilities and obligations of the Company, including financial, marketing, employee, legal, regulatory and environmental matters.

4.   PROPOSED FORM OF AGREEMENT

     Prospective Buyer and the Company intend promptly to begin negotiating to reach a written Definitive Agreement, containing comprehensive representations, warranties, indemnities, conditions and agreements by the Company, including, without limitation, representations by the Company regarding the ownership of the Company's principal assets, including its intellectual property, and the continuity of any key


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Page 5


licensed technologies for a reasonable period of time. The Definitive Agreement will not include any indemnification provisions. The execution of the Definitive Agreement by Prospective Buyer and the Company and their respective obligations to close the transaction shall be subject to approval by the respective boards of directors of Prospective Buyer and the Company.

5.   CONDITIONS TO PROPOSED TRANSACTION

     The parties do not intend to be bound to the Nonbinding Provisions or any provisions covering the same subject matter until the execution and delivery of the Definitive Agreement, which, if successfully negotiated, would provide that the proposed transaction would be subject to customary terms and conditions, including, but not limited to, the following:

     a. receipt of all necessary consents and approvals of governmental bodies, lenders, lessors and other third parties, including compliance by the parties with the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR ACT"), if necessary;

     b. absence of any material adverse change in the Company's business, financial condition, prospects, assets or operations since the end of the last month preceding the date of the Definitive Agreement;

     c. absence of pending or threatened litigation regarding the Definitive Agreement or the transactions to be contemplated thereby;

     d. delivery of customary legal opinions, closing certificates and other documentation;

     e. approval of the shareholders of the Company and Prospective Buyer, if necessary;

     f. the compliance of the transaction contemplated herein with any applicable tax-free reorganization or other tax restriction, which compliance shall be mutually satisfactory to the parties hereto; and


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Page 6


     g. the declaration by the Commission that the Form S-4 containing a proxy statement/prospectus for the proposed transaction has become effective under the Securities Act of 1933, as amended.

6.   PROPOSED NONCOMPETITION AGREEMENT

     At the Closing, each Retained Employee would enter into Prospective Buyer's standard noncompetition agreement, containing confidentiality and other customary provisions, and an agreement that such employee would not compete with Prospective Buyer or its subsidiaries or affiliates for one year after such employee's cessation of employment, for any reason, with Prospective Buyer or its subsidiaries or affiliates (the "NONCOMPETITION AGREEMENT").

7.   OTHER AGREEMENTS

     As one of the Company's condition to the Closing, Prospective Buyer would enter into a two-year employment agreement, containing customary terms and provisions, with Meidar pursuant to which Meidar would, following the Closing, be employed as Prospective Buyer's Senior Vice President in charge of Prospective Buyer's division containing the Company post-transaction.
Such agreement would (i) contain a provision that the options granted to Meidar in accordance with the provisions of third paragraph of Paragraph 2 above would automatically and fully vest upon Meidar's termination for "good reason" or without "cause" (each as defined in such employment agreement) and
(ii) be fully negotiated by the date of the execution of the Definitive Agreement and would appear as an exhibit to the Definitive Agreement.

     At the Closing, Steven White ("WHITE") would not be considered a Retained Employee and would enter into a two-year consulting agreement, containing customary terms and provisions, with Prospective Buyer pursuant to which White would, following the Closing, provide consulting services to Prospective Buyer on an as-needed basis (the "CONSULTING AGREEMENT"). Such agreement would be fully negotiated by the date of the execution of the Definitive Agreement and would appear as an exhibit to the Definitive Agreement. As a condition to Closing, White would also enter into a Noncompetition Agreement.


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Ubarter.com Inc.
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Page 7


8.   LOCK-UP ARRANGEMENTS FOR CERTAIN SHAREHOLDERS

     At the Closing, White and Meidar would enter into a lock-up agreement with Prospective Buyer pursuant to which each such Shareholder would agree not to offer, pledge, sell or otherwise transfer or dispose of, directly or indirectly, (a) any of the shares of Prospective Buyer's Common Stock received by such Shareholder in this transaction (the "MERGER SHARES") during the six month period following the Closing and (b) more than 50% of the Merger Shares during the six month period following the period set forth in clause (a) above. Each lock-up agreement would terminate on the one year anniversary of the Closing date. All Merger Shares would be available for sale by such Shareholders after the one year anniversary of the Closing. Notwithstanding the foregoing, at the Closing, Prospective Buyer would agree to permit White to sell up to that number of Merger Shares equal to $1 million (priced at the fair market value thereof) at any time after the Closing.

     At the Closing, New Horizons LLC ("NEW HORIZONS") would enter into a lock-up agreement with Prospective Buyer pursuant to which such Shareholder would agree not to offer, pledge, sell or otherwise transfer or dispose of, directly or indirectly, more than 10% of New Horizons's Merger Shares in any one month for the six month period following the Closing. Such lock-up agreement would terminate six months following the Closing date.


                             PART TWO--BINDING PROVISIONS

     Upon execution by the Company and the Key Shareholders of this Letter or counterparts thereof, the following lettered paragraphs of this Letter (collectively, the "BINDING PROVISIONS") will constitute the legally binding and enforceable agreement of Prospective Buyer, the Company and the Key Shareholders (in consideration of the significant costs to be borne by Prospective Buyer and the Company in pursuing this proposed transaction and further, in consideration of their mutual undertakings as to the matters described herein).

A.   NONBINDING PROVISIONS NOT ENFORCEABLE

     The Nonbinding Provisions do not create or constitute any legally binding obligations among Prospective Buyer, the Company and the Key Shareholders, and none of Prospective Buyer, the Company or the Key Shareholders shall have any


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Ubarter.com Inc.
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Page 8


liability to the other parties with respect to the Nonbinding Provisions unless and to the extent that they are embodied in the Definitive Agreement, if one is successfully negotiated, executed and delivered by and among all parties. If the Definitive Agreement is not prepared, authorized, executed or delivered for any reason, no party to this Letter shall have any liability to any other party to this Letter based upon, arising from, or relating to the Nonbinding Provisions.

B.   DEFINITIVE AGREEMENT; TERM OF THIS LETTER

     Prospective Buyer and its counsel shall be responsible for preparing the initial draft of the Definitive Agreement. Subject to the final sentence of Paragraph C of the Binding Provisions, Prospective Buyer and the Company shall negotiate in good faith to arrive at a mutually acceptable Definitive Agreement for approval, execution and delivery on the earliest reasonably practicable date.

     The term of this Letter shall begin on the Effective Date and shall expire upon the earliest of (i) 11:59 p.m., Seattle time, on the date that is 30 days after the Effective Date (i.e., on January 19, 2000), (ii) the execution of the Definitive Agreement or (iii) such later or earlier date and time as the Company and Prospective Buyer may agree in writing.

C.   ACCESS

     The Company shall provide to Prospective Buyer complete access to the Company's facilities, books and records and shall cause the (collectively, "REPRESENTATIVES") of the Company to cooperate fully with Prospective Buyer and Prospective Buyer's Representatives in connection with Prospective Buyer's due diligence investigation of the Company and the Company's assets, contracts, liabilities, operations, records and other aspects of its business (as described in Paragraph 3 of the Nonbinding Provisions). Prospective Buyer shall be under no obligation to continue with its due diligence investigation or negotiations regarding the Definitive Agreement or to consummate the transactions contemplated by this Letter if, at any time, the results of its due diligence investigation are not satisfactory to Prospective Buyer for any reason in its sole discretion.


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Ubarter.com Inc.
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Page 9


D.   EXCLUSIVE DEALING

     During the term of this Letter, the Company shall not, directly or indirectly, through any Representative or otherwise, solicit, negotiate with or in any manner encourage, discuss or accept any proposal of any other person relating to the acquisition of the Company, shares of its capital stock purchased from the Company, or its assets or business, in whole or in part, whether through direct purchase, merger, consolidation or other business combination (other than sales of inventory in the ordinary course of the Company's business) and whether through disposing, licensing or transferring the rights to any of the Company's assets to a third party (collectively, an "ALTERNATIVE TRANSACTION"); provided, however, that upon receipt of an unsolicited proposal to effect an Alternative Transaction, the Company may disclose (i) the existence of this Letter, (ii) the terms of the right of first refusal set forth in the next paragraph and (iii) the terms of the break-up provisions set forth in Paragraph E of this Part Two. The Company will immediately notify Prospective Buyer regarding any contact between the Company or its Representatives and any other person regarding any proposed Alternative Transaction or any related inquiry.

     In the event that the Company receives a proposal for an Alternative Transaction (a "PROPOSAL"), the Company will immediately give written notice to Prospective Buyer setting forth the identity of the proposed party and the price and terms of the Proposal. Prospective Buyer shall have the right, exercisable within the five business days following receipt of such notice, to effect the Alternative Transaction on the same economic terms as those set forth in the Proposal.

     Notwithstanding anything to the contrary contained herein, if Prospective Buyer terminates the Binding Provisions pursuant to Paragraphs J(iv) or J(v) of this Part Two, the exclusive dealing provisions of this Paragraph D shall be terminated and the Company shall, immediately upon such termination, be permitted to pursue an Alternative Transaction.

E.   BREAK-UP PROVISIONS

     In the event that (a) the Company breaches Paragraph D of this Part Two,
(b) the Binding Provisions are terminated by Prospective Buyer pursuant to Paragraph J(ii) of this Part Two or (c) the Binding Provisions are terminated by the Company pursuant to


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Ubarter.com Inc.
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Page 10


Paragraph J(iii) and, within 12 months after such breach or termination, the Company closes an Alternative Transaction, then, immediately upon such closing, the Company shall pay to Prospective Buyer 20% of the total consideration (including the assumption of any liabilities of the Company), cash and noncash (as, when and in such proportion as such consideration is received by the Shareholders) paid to the Company or its shareholders in the Alternative Transaction in excess of $45 million.

     The Definitive Agreement shall include similar break-up provisions. Notwithstanding the foregoing, if Prospective Buyer terminates the Binding Provisions pursuant to Paragraph J(ii) below, the break-up provisions in this Paragraph E shall only apply if (i) Prospective Buyer was negotiating the Definitive Agreement in good faith, (ii) the economics and structure of the transaction in the Definitive Agreement are substantially the same as those contemplated in this Letter and (iii) Prospective Buyer has signed the Definitive Agreement in a form mutually agreed to be signed, in good faith, by Prospective Buyer and the Company.

F.   CONDUCT OF BUSINESS

     Until the Definitive Agreement has been executed and delivered by all the parties or the Binding Provisions have been terminated pursuant to Paragraph J of this Part Two, the Company shall conduct its business only in the ordinary course, and may not engage in any extraordinary transactions without Prospective Buyer's prior consent, including, without limitation:

          (i) not disposing, licensing or transferring rights to any assets of the Company, except in the ordinary course of business;

          (ii) not materially increasing the annual level of compensation of any employee, and not increasing at all the annual level of compensation of any person whose compensation from the Company in the last preceding fiscal year exceeded $100,000, and not granting any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in amounts in keeping with past practices by formulas or otherwise;

          (iii) not increasing, terminating, amending or otherwise modifying any plan for the benefit of employees;


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Page 11


          (iv) not issuing any equity securities or options, warrants, rights or convertible securities, other than for customary grants of options to new hires;

          (v) not paying any dividends, redeeming any securities, or otherwise causing assets of the Company to be distributed to any of its shareholders except by way of compensation to employees who are also shareholders within the limitations set forth in clause (ii) above;

          (vi) not terminating any employees of the Company that Prospective Buyer has indicated that it desires to retain subsequent to the Closing; and

          (vii) not borrowing any funds, under existing credit lines or otherwise, except as reasonably necessary for the ordinary operation of the Company's business in a manner, and in amounts, in keeping with historical practices.

G.   DISCLOSURE

     Except as and to the extent required by law, without the prior written consent of the other party, neither Prospective Buyer nor the Company shall, and each shall direct its shareholders or Representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction among the parties or any of the terms, conditions or other aspects of the transaction proposed in this Letter; provided, however, that upon receipt of an unsolicited proposal to effect an Alternative Transaction, the Company may disclose (i) the existence of this Letter, (ii) the terms of the right of first refusal set forth in the next paragraph and (iii) the terms of the break-up provisions set forth in Paragraph E of this Part Two. If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

H.   COSTS

     If the Closing does not occur for any reason, each party shall pay its own costs and expenses (including any broker's or finder's fees) incurred in connection with the proposed transaction, including expenses of its Representatives. If the Closing occurs, Prospective Buyer shall pay all such reasonable costs and expenses of all parties (other


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Ubarter.com Inc.
December 20, 1999
Page 12


than any broker's or finder's fees and the costs and expenses of the Key Shareholder's Representatives in excess of $10,000 in the aggregate, which excess amounts shall remain the sole responsibility of the Key Shareholders). The Prospective Buyer and the Company will each pay one-half of the HSR Act filing fee, if applicable.

I.   CONSENTS

     Prospective Buyer and the Company shall cooperate with each other and proceed, as promptly as is reasonably practicable, to prepare and file the notifications required by the HSR Act, if any, to seek to obtain all necessary consents and approvals from lenders, landlords and other third parties, to prepare and file the Form S-4, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Definitive Agreement.

J.   TERMINATION

     The Binding Provisions may be terminated:

          (i)   by mutual written consent of Prospective Buyer and the Company;

          (ii)  upon written notice by (a) the Company to Prospective Buyer or
     (b) Prospective Buyer to the Company, if the Definitive Agreement containing substantially the same terms as those set forth in the Nonbinding Provisions has not been executed, in the case of clause (a) above, by Prospective Buyer, or, in the case of clause (b) above, by the Company, prior to the expiration of the term of this Letter;

          (iii) upon prompt written notice by (a) the Company to Prospective Buyer or (b) Prospective Buyer to the Company, if such notifying party has decided, prior to the expiration of the term of this Letter, not to pursue the transaction contemplated hereby on substantially the same terms as those set forth in the Nonbinding Provisions;

          (iv) by Prospective Buyer, without any penalty to Prospective Buyer or the Company, in the event that Prospective Buyer's due diligence (a) uncovers facts concerning the Company's business, technology or financial condition that are different than those represented to Prospective Buyer by the Company prior


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Ubarter.com Inc.
December 20, 1999
Page 13


     to the execution of this Letter or (b) discloses any material concerns to Prospective Buyer regarding the Company;

          (v) by Prospective Buyer, without any penalty to Prospective Buyer or the Company, in the event that Prospective Buyer's board of directors does not approve the execution of this Letter, the Definitive Agreement and/or the transactions contemplated hereby;

provided, however, that the termination of the Binding Provisions shall not affect the liability of a party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the parties shall have no further obligations hereunder, except as stated in Paragraphs A, E, G, H, K, L, M and N of these Binding Provisions, which shall survive any such termination.

K.   ENTIRE AGREEMENT; AMENDMENT

     The Binding Provisions and that certain Non-Disclosure Agreement, dated as of December 17, 1999, between the Company and Prospective Buyer, constitute the entire agreement among the parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing among the parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by all of the parties.

L.   GOVERNING LAW; JURISDICTION; VENUE

     This Letter shall be governed by and construed under the laws of the state of Washington without regard to principles of conflict of laws. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action

M.   VOTING AGREEMENTS

     Upon execution of this Letter by the Key Shareholders, the Key Shareholders hereby agree to vote in favor of the adoption and approval of the Definitive Agreement and all transactions relating thereto or contemplated thereby at every meeting of the shareholders of the Company at which such matters are considered and at every


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Ubarter.com Inc.
December 20, 1999
Page 14


adjournment thereof and in connection with every proposal to take action by written consent with respect thereto. Upon execution of the Definitive Agreement, the Key Shareholders shall execute voting agreements/proxies to vote as set forth in the previous sentence and to appoint Prospective Buyer as their attorney and proxy with respect to such matters. Notwithstanding anything to the contrary contained herein, the term of the voting provisions set forth in this Paragraph M shall commence on the date hereof and terminate upon the earlier to occur of (i) the date of the Closing, or (ii) the date on which the Definitive Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities under this Paragraph M; PROVIDED, HOWEVER, such termination shall not relieve any party from liability for any breach of the voting provisions set forth in this Paragraph M prior to such termination.

N.   BRIDGE FINANCING

     Within three business days of the execution of this Letter, Prospective Buyer will provide a short-term bridge loan to the Company in the amount of $2.0 million (the "BRIDGE FINANCING"), which loan would be evidenced by a convertible promissory note containing customary terms, conditions and negative covenants (the "CONVERTIBLE NOTE").

     Both parties agree to use their respective best efforts to close the transaction contemplated in this Letter as soon as practicable after the date hereof. If (i) the Binding Provisions are terminated by Prospective Buyer pursuant to Paragraph J(ii) of this Part Two, (ii) the Binding Provisions are terminated by the Company pursuant to Paragraphs J(iii), (iii) the Company accepts a proposal to effect an Alternative Transaction or (iii) the transaction contemplated in this Letter is not consummated on or before the date designated for the Closing for any reason other than the Company's closing conditions not being satisfied on or prior to such date due to any omission or affirmative act of Prospective Buyer, an event of default shall occur under the Convertible Note and (a) the outstanding principal and unpaid interest shall automatically convert into shares of common stock of the Company based on a total pre-investment valuation (on a fully-diluted basis) of the Company equal to $15 million (i.e., a $2.15 per share conversion price) and (b) Prospective Buyer shall be entitled to 125% warrant coverage, which warrants would have an exercise price equal to the per share conversion price of such note. If the transaction contemplated in this Letter is not consummated on or before the

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Ubarter.com Inc.
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Page 15


date designated for the Closing because (i) the Binding Provisions are terminated pursuant to Paragraph J(i) of this Part Two, (ii) the Binding Provisions are terminated by the Company pursuant to Paragraph J(ii) of this Part Two, (iii) the Binding Provisions are terminated by Prospective Buyer pursuant to Paragraphs J(iii), J(iv) or J(v), or (iv) the Company's closing conditions were not satisfied on or prior to the date designated for the Closing due to any omission or affirmative act of Prospective Buyer, an event of default shall occur under the Convertible Note and (a) the outstanding principal and unpaid interest shall automatically convert into shares of common stock of the Company based on a total pre-investment valuation (on a fully-diluted basis) of the Company equal to $25 million (i.e., a $3.58 per share conversion price) and (b) Prospective Buyer shall be entitled to 50% warrant coverage, which warrants would have an exercise price equal to the per share conversion price of such note.

                                      *  *  *  *

     Please sign and date this Letter in the space provided below to confirmyour understanding of the terms of the Nonbinding Provisions and to confirm the mutual binding agreements set forth in the Binding Provisions and return a signed copy to the undersigned.


                                     Very truly yours,

                                     SHOPNOW.COM INC.

                                     By: /s/ Dwayne Walker
                                        ------------------------------
                                     Name: Dwayne Walker
                                          ----------------------------
                                     Title: CEO
                                           ---------------------------

Ubarter.com Inc.
December 20, 1999
Page 16


Acknowledged and agreed as to
the Nonbinding and Binding Provisions
this 20th day of December 1999:

UBARTER.COM INC.

By: /s/ Steven White
   -----------------------------------
Name: Steven White
     ---------------------------------
Title: CEO
      --------------------------------


KEY SHAREHOLDERS


/s/ Steven M. White
--------------------------------------
Steven M. White


NEW HORIZONS LP


By:/s/ Joe MacDonald
   -----------------------------------
Name:  Joe MacDonald
     ---------------------------------
Title: General Partner
      --------------------------------